UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 5, 2005

Date of report (date of earliest event reported)

EMISPHERE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-10615

(Commission File Number)

13-3306985

(I.R.S. Employer Identification Number)

765 Old Saw Mill River Road, Tarrytown, New York 10591

(Address of principal executive offices) (Zip Code)

914-347-2220

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 1.01 Entry into a Material Definitive Agreement

On April 5, 2005, Emisphere Technologies, Inc. (the “Company”) entered into a contract of sale for our Farmington, Connecticut research facility with Winstanley Enterprises, LLC (“Winstanley”). The purchase price for the property is $4,700,000 in cash. The contract provides, among other things, for a sixty day contingency period during which Winstanley may perform due diligence concerning the property, and during which Winstanley may terminate the contract for any reason or for no reason. In the event that Winstanley has not terminated the contract by the end of the due diligence period, Winstanley is then obligated to complete the purchase of the property within thirty days, subject to the satisfaction of customary closing conditions. The contract also requires the Company to deposit in escrow $350,000 from the proceeds of the sale to Winstanley for the sole purpose of funding the construction of a road on the property in the event that, as a result of the pending litigation related to the property, a road is required to be constructed on it. The contract also requires the Company to deposit an amount, currently estimated by the Company to be approximately $100,000, to fund any environmental remediation work that may be required with respect to the property.

Exhibit Number	Description

Exhibit 99.1	Contract of Sale between Farm Tech Corporation and Winstanley Enterprises, LLC dated April 5, 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMISPHERE TECHNOLOGIES, INC.

Date: May 4, 2005	By:	/s/ ELLIOT M. MAZA

	Name:	Elliot M. Maza
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Contract of Sale between Farm Tech Corporation and Winstanley Enterprises, LLC dated April 5, 2005.

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